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EXHIBIT 3.7

SECOND AMENDMENT

TO THE

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

OF

HUNTSMAN LLC

        THIS SECOND AMENDMENT TO THE FIRST AMENDED AND RESTATED OPERATING AGREEMENT (this "Amendment") of HUNTSMAN LLC, a Utah limited liability company (the "Company"), is made and entered into as of the 9th day of May, 2003, by HMP Equity Holdings Corporation, a Delaware corporation ("HMP").

        WHEREAS, pursuant to the provisions of Section 12.2 of the First Amended and Restated Operating Agreement, HMP desires and intends to, and MatlinPatterson Global Opportunities Partners, L.P., a Delaware limited partnership ("MatlinPatterson") has consented in writing to, amend the First Amended and Restated Operating Agreement;

        NOW, THEREFORE for the foregoing purposes and intending to be legally bound, HMP, as of the date hereof, does hereby consent to and adopt this Amendment in accordance with the provisions of the Utah Revised Limited Liability Company Act, and any successor statute, as amended from time to time, and do hereby certify as follows:

        FIRST: The definition of Member contained in Section 1.2 is hereby amended to read in its entirety as follows:

          "Member" means (i) the Initial Member until the occurrence of a Specified Foreclosure Event, if that Specified Foreclosure Event occurred with respect to the Common Units, and (ii) any Person who subsequently is admitted as an additional or substitute Member after the Effective Date pursuant to the Act and this Agreement.

        SECOND: The following definitions are hereby added to Section 1.2:

          "Common Stock" means the common stock, par value $0.01, of HMP.

          "Huntsman Group" shall mean Huntsman Group Inc., a Delaware corporation.

          "ICI Alta" shall mean ICI Alta, Inc., a Delaware corporation.

          "Pledge Agreement" shall mean the Pledge Agreement, by and among the Initial Member (as issuer), and HCH, Huntsman Group and ICI Alta (as pledgors), and Wells Fargo Bank Minnesota, National Association (as trustee), as amended from time to time.

          "Specified Foreclosure Event" means the completion of transfer of title of all of the Common Stock or the Common Units pursuant to the exercise by any party to the Pledge Agreement of any rights or remedies under Part 6 of Article 9 of the UCC with respect to the Common Stock or the Common Units.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture or other legal entity in which such Person (either directly or through or together with other Subsidiaries) owns more than 50% of the voting securities of such corporation, partnership, limited liability company, joint venture or other legal entity.

          "UCC" means Uniform Commercial Code of the State of New York.

        THIRD: Section 3.2(a) is hereby amended to read in its entirety as set forth below:

          (a)    Actions by the Members.    The Members may approve a matter or take any action at a meeting of Members or, without a meeting, by the written consent of the Members pursuant to Section 3.2(b), subject in all cases to the Articles of Organization and this Agreement, and prior to the occurrence of a Specified Foreclosure Event, subject to the HCH Company Agreement and the Interest Holders Agreement.

        FOURTH: Section 3.2(b) is hereby amended to read in its entirety as set forth below:

          (b)    Action by Written Consent.    Subject in all cases to the Articles of Organization and this Agreement, and prior to the occurrence of a Specified Foreclosure Event, subject to the HCH Company Agreement and the Interest Holders Agreement, any action may be taken by the Members of the Company without a meeting of Members and without prior notice if authorized by the written consent or consents of Members holding more than fifty percent (50%) of the aggregate Common Units of all Members. In no instance where action is authorized by written consent of the Members as provided in this Section 3.2(b) will a meeting of Members be called or notice be given. However, a copy of the action taken by written consent shall be filed with the records of the Company and, in any instance where less than all of the Members shall have consented in writing to such action, a copy shall be sent to such Members who have not consented at least five (5) days before the action authorized by such consent is effected.

        FIFTH: Section 3.2(h) is hereby amended to read in its entirety as set forth below:

          (h)    Required Vote.    Except with respect to matters for which a greater minimum vote is required by the Act, the Articles of Organization, or this Agreement and subject in all cases to the Articles of Organization and this Agreement, and prior to the occurrence of a Specified Foreclosure Event, subject to the HCH Company Agreement and the Interest Holders Agreement, the vote of Members holding more than fifty percent (50%) of the aggregate Common Units of all Members will constitute the act of the Members at a meeting of Members.

        SIXTH: Section 4.10 is hereby amended to read in its entirety as set forth below:

          4.10    Appointment of Managers.    Prior to the occurrence of a Specified Foreclosure Event, subject to any applicable provisions of the HCH Company Agreement and except for the initial Managers, the Board of Managers shall be comprised of nine persons designated by the Class B Member(s) (as such term is defined in the HCH Company Agreement)(the "Stockholder Managers"), two persons designated by MatlinPatterson (the "Adviser Managers"), and one person (who shall be an independent chemicals industry expert), if any, mutually agreed upon by MatlinPatterson and the Class B Member(s) (the "H Corp Independent Manager"); provided, however, that prior to the occurrence of a Specified Foreclosure Event, upon a breach or the unenforceability of Section 4.15(a) or the unenforceability of the unanimity requirement of Section 4.15(b) of this Agreement, at the election of MatlinPatterson, as long as it owns Class A Units, the Board of Managers shall be comprised of three (3) Managers, two of which shall be Adviser Managers, provided that if(i) there is more than one (1) Stockholder Manager at the time of such breach, then such additional Stockholder Manager(s) shall be removed (as directed by Huntsman Family Holdings II Company LLC, a Utah limited liability company) without any other Member action, (ii) if there is an Independent Manager, then the Independent Manager at the time of such breach shall be removed without any other Member action, and (iii) if there is only one (1) Adviser Manager at the time of such breach, MatlinPatterson shall be entitled to appoint the second Adviser Manager without any Member vote or other Member action.

        SEVENTH: Section 4.11 is hereby amended to read in its entirety as set forth below:

          4.11    Removal of Managers; Vacancies.    Any Manager who is an Adviser Manager may be removed at any time and with or without cause only by MatlinPatterson, and any Manager who is a Stockholder Manager may be removed at any time and with or without cause only by the Class B Member(s); provided, however, that from and after the occurrence of a Specified Foreclosure Event, the Members may remove any Manager at any time. Upon the removal of any Manager with or without cause, a successor shall be appointed by MatlinPatterson, if the Manager was an Adviser Manager, or the Class B Member(s), if the Manager was a Stockholder Manager; provided, however, that from and after the occurrence of a Specified Foreclosure Event, the Member(s) may fill the vacancy. Upon the vacancy of any Manager for any reason, a successor shall be appointed by MatlinPatterson, if the Manager was an Adviser Manager, or the Class B Member(s), if the Manager was a Stockholder Manager; provided, however, that from and after the occurrence of a Specified Foreclosure Event, the Member(s) may fill the vacancy. Upon the vacancy of any Manager for any reason, a successor shall be appointed by MatlinPatterson, if the Manager was an Adviser Manager, or the Class B. Member(s), if the Manager was a Stockholder Manager; provided, however, that from and after the occurrence of a Specified Foreclosure Event, the Member(s) may fill the vacancy.

        EIGHTH: Section 4.13 is hereby amended to read in its entirety as set forth below:

          4.13    Creation of Committees.    Unless the Articles of Organization provide otherwise, the Board of Managers may create an Executive Committee and such other committees as it may deem appropriate and appoint members of the Board of Managers to serve on such committees. Each committee must have two (2) or more members, one of which must be an Adviser Director (as defined in the HCH Company Agreement); provided, however, that from and after a Specified Foreclosure Event, there shall be no requirement that any committee have an Adviser Director as a member.

        NINTH: Section 4.14 is hereby amended to read in its entirety as set forth below:

          4.14    Audit and Compensation Committee.

            (a)   The Board of Managers shall create an Audit Committee. The Audit Committee will have no more than three (3) members of the Board of Managers, consisting of a Stockholder Director (as defined in the HCH Company Agreement), an Adviser Director (as defined in the HCH Company Agreement), and the Independent Director (as defined in the HCH Company Agreement), if any; provided, however, that (i) if there shall be no Independent Director or if the Independent Director shall elect not to serve on the Audit Committee, then the Audit Committee shall consist of two (2) Stockholder Directors and one (1) Adviser Director and (ii) from and after the occurrence of a Specified Foreclosure Event, the Audit Committee shall consist of no more than three (3) members of the Board of Managers as determined by a majority of the members then serving on the Board of Managers.

            (b)   The Board of Managers shall create a Compensation Committee. The Compensation Committee will have three (3) members of the Board of Managers, two (2) of which shall be Stockholder Directors (as defined in the HCH Company Agreement) and one (1) of which shall be an Adviser Director (as defined in the HCH Company Agreement); provided, however that from and after the occurrence of a Specified Foreclosure Event, the Compensation Committee shall consist of no more than three (3) members of the Board of Managers as determined by a majority of the members then serving on the Board of Managers.

            (c)   In no instance shall the Chief Executive Officer, or his or her equivalent if no Chief Executive Officer has been appointed or if such position is otherwise vacant, serve on either the Audit Committee or the Compensation Committee.

        TENTH: Section 4.15(b) is hereby amended to read in its entirety as set forth below:

          (b)   Notwithstanding Section 4.15(a), (i) the Board of Managers may, by the unanimous vote or written consent of all Managers (without regard to the quorum provisions of Sections 4.6 and 4.7(a)), revoke the powers of the Sales Process Committee and (ii) this Section 4.15 shall be of no further force and effect from and after the occurrence of a Specified Foreclosure Event.

        ELEVENTH: Section 4.19 is hereby amended to read in its entirety as set forth below:

          4.19    Authority of Executive Committee.    In the event the Board of Managers creates an Executive Committee, the Executive Committee shall have, and may exercise, all powers of the Board of Managers with respect to the management of the business and affairs of the Company during the intervals between the meetings of the Board of Managers; provided, however, that prior to the occurrence of a Specified Foreclosure Event, (a) in the event the Board of Managers creates an Executive Committee, the Executive Committee must consist of at least two Adviser Directors (as defined in the HCH Company Agreement) and (b) all Executive Committee decisions are subject to MatlinPatterson Approval and Adviser Approval provisions of Article IX of the Articles of Organization. Moreover, the Executive Committee's power shall be subject and subordinate to the Sales Process Committee, and the Executive Committee shall not have the power to fill vacancies on the Board of Managers or to amend this Agreement.

        TWELFTH: Section 5.2(b) is hereby amended to read in its entirety as set forth below:

          (b)   In the event that both (a) Jon M. Huntsman shall cease to actively serve as Chairman of the Board for any reason and (b) Peter R. Huntsman shall cease for any reason to serve as a full-time senior executive officer of the Company, then MatlinPatterson shall have the right to approve any person selected by the Board of Managers to serve (or then serving) as the Chief Executive Officer; provided, however, that from and after the occurrence of a Specified Foreclosure Event, no MatlinPatterson approval is required under this Section 5.2(b).

        THIRTEENTH: Section 5.15 is hereby amended to read in its entirety as set forth below:

          5.15    Chief Restructuring Officer.    In the event that the Company is in material payment default under any of its respective material financing arrangements, then, subject to receipt of any necessary regulatory approvals and to MatlinPatterson owning Class A Units, the Company and the Board of Managers shall take all steps reasonably necessary to appoint, or to cause the appointment of, a Chief Restructuring Officer for the Company selected by MatlinPatterson for the period such default is ongoing; provided, however, that from and after the occurrence of a Specified Foreclosure Event, a Chief Restructuring Officer shall be selected by the Board of Managers.

        FOURTEENTH: Section 12.2 is hereby amended to read in its entirety as set forth below:

          12.2    Amendments.    Except as otherwise provided in Section 12.1, all amendments to this Agreement and to the Articles of Organization shall require the prior written consents of the Initial Member and MatlinPatterson and shall otherwise comply with the Articles of Organization; provided, however, that, from and after the occurrence of a Specified Foreclosure Event, amendments to this Agreement and to the Articles of Organization shall require only the written consent of the Members. Except as otherwise provided in the Articles of Organization, an amendment shall become effective as of the date specified in the consent of the Initial Member or, if none is specified, as of the date of such approval or as otherwise provided in the Act.

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        IN WITNESS WHEREOF, HMP has executed and delivered this Second Amendment to the First Amended and Restated Operating Agreement as of the 9th day of May, 2003.

HMP EQUITY HOLDINGS CORPORATION
By:	/s/ J. KIMO ESPLIN
Name:	J. Kimo Esplin
Title:	Executive Vice President and Chief Financial Officer

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SECOND AMENDMENT TO THE FIRST AMENDED AND RESTATED OPERATING AGREEMENT OF HUNTSMAN LLC